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                     April 23, 2024

       Jarrod Yahes
       Chief Financial Officer
       Shutterstock, Inc.
       350 Fifth Avenue, 20th Floor
       New York, NY 10118

                                                        Re: Shutterstock, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 26,
2024
                                                            File No. 001-35669

       Dear Jarrod Yahes:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology